Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Houston Exploration Company on Form S-8 of our report dated February 17, 2004, which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” on January 1, 2003, appearing in the Annual Report on Form 10-K of The Houston Exploration Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Houston, Texas
July 30, 2004